Exhibit 99.1
FRANK J. BIONDI, JR. AND JOHN H. CHAPPLE APPOINTED TO YAHOO!’S BOARD OF DIRECTORS
SUNNYVALE, Calif., August 14, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, announced today that Frank J. Biondi, Jr. and John H. Chapple were appointed to Yahoo!’s board of directors.
“We are pleased to add people of Frank’s and John’s caliber to our board,” commented Yahoo! Chairman Roy Bostock. “Frank’s extensive experience in the entertainment and media industries, combined with John’s deep management experience in telecommunications, will provide valuable perspectives to our already diverse board. We look forward to working with them as our board continues its ongoing efforts to enhance stockholder value.”
Yahoo! co-founder and chief executive officer Jerry Yang added, “No other company in the Internet space has our unique combination of a global brand, the industry’s best talent, innovative technologies and exceptional assets; strengths we believe will help us take advantage of the opportunities we see ahead. I look forward to working together with Frank, John, and the rest of our board to continue the progress we’ve made on our strategy to be the starting point for the most Internet users, a must buy for the most advertisers, and to develop the world’s most open platforms.”
Frank Biondi has served as senior managing director of WaterView Advisors LLC, a private equity limited partnership focused on media and entertainment, since 1999. From April 1996 to November 1998, Mr. Biondi served as chairman and chief executive officer of Universal Studios, Inc. From July 1987 to January 1996, Mr. Biondi served as president and chief executive officer of Viacom, Inc. Mr. Biondi is a director of Amgen, Inc., Cablevision Systems Corporation, Hasbro, Inc., The Bank of New York Mellon Corporation and Seagate Technology.
John Chapple has served as president of Hawkeye Investments LLC, a privately-owned equity firm investing primarily in telecommunications and real estate ventures, since October 2006. Prior to forming Hawkeye, Mr. Chapple served as president, chief executive officer and chairman of the board of Nextel Partners from January 1998 to June 2006, when the company was purchased by Sprint Communications. From 1995 to 1997, Mr. Chapple was the president and chief operating officer for Orca Bay Sports and Entertainment in Vancouver, B.C., which at the time owned and operated Vancouver’s National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena. From 1988 to 1995, he served as executive vice president of operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. Mr. Chapple serves on the board of directors of several telecommunications companies: Cbeyond, Inc. (Nasdaq: CBEY) an integrated service telephone company, and privately held companies Seamobile Enterprises, which provides integrated wireless services at sea, and Telesphere Networks,

Inc., a VOIP (Voice over Internet Protocol) company providing service in 44 states. In addition, he has served as a member of Syracuse University’s board of trustees since 2005 and as chairman since 2008.
Messrs. Biondi and Chapple’s appointment to Yahoo!’s board of directors is in accordance with a previously announced settlement agreement with Carl Icahn. Under the terms of the agreement, following Yahoo!’s 2008 annual meeting of stockholders, Carl Icahn was appointed to the board to fill the seat vacated by Robert Kotick, whose resignation from the board became effective immediately following the annual meeting, and the size of the board was expanded from 9 members to 11. The appointment of Messrs. Biondi and Chapple fills those two additional board seats.
About Yahoo!
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Contact:
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investors)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com